EXHIBIT 99.1



                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

 CRIIMI MAE to Defer Payment of Second Quarter Dividends on Preferred Stock

ROCKVILLE, MD, May 16, 2002, -- The Board of Directors of CRIIMI MAE Inc. (NYSE:CMM) announced that it will defer the payment of second quarter dividends on CRIIMI MAE's Series B (NYSE: CMM PrB), Series F (NYSE: CMM PrF), and Series G (NYSE: CMM PrG) Preferred Stock.

"As we stated last December, we will consider deferring the payment of preferred stock dividends during future quarters while the Company explores the refinancing of its secured debt," said Chairman William B. Dockser.

Since emerging from Chapter 11 in April 2001, CRIIMI MAE paid quarterly dividends on its Series B, Series F and Series G Preferred Stock in the form of shares of its common stock. CRIIMI MAE's secured debt incurred upon emerging from Chapter 11 restricts the Company's ability to pay cash dividends.

Mr. Dockser said deferring the preferred dividend payments was in the best interests of the Company's preferred and common stockholders because, "we believe the negative effects of issuing dividends in the form of common stock impede the Company's efforts to refinance its secured borrowings."

Though the Company announced last December that it would defer the practice of paying preferred dividends in the form of common stock, the Board subsequently declared and paid stock dividends to holders of the Company's Series B, F and G Preferred Stock for the fourth quarter of 2001 and the first quarter of 2002 in conjunction with the redemption of CRIIMI MAE's Series E Preferred Stock.

Although the second quarter dividend payment is being deferred indefinitely, quarterly dividends on all series of CRIIMI MAE's preferred stock are cumulative to the extent not paid and will continue to accrue.

The Company's Board will decide to pay or defer future preferred dividend payments each quarter.

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CRIIMI MAE Inc. holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for $18.8 billion of commercial mortgage loans. Assets totaled approximately $1.3 billion as of March 31, 2002, including approximately $1.2 billion of commercial mortgage-backed securities ("CMBS") and insured mortgage securities, and $40.5 million of restricted and unrestricted cash ($15.8 million of which is held by the Company's servicing subsidiary).

As of March 31, 2002, shareholders' equity was approximately $238 million or $13.81 per diluted share.

For further information, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include the trends in the commercial real estate and CMBS markets; competitive pressures; the effect of future losses on the Company's need for liquidity; general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured borrowings (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

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